Exhibit 99.2

Pro Forma Statement of Operations

(In thousands, except per share data, unaudited)

	Three Months Ended		Six Months Ended
	July 30, 2004	August 1, 2003	July 30, 2004	August 1, 2003
Revenues
License fees	$890	$11,321	$5,862	$24,891
Services	17,672	21,880	43,919	40,403

Total revenues	18,562	33,201	49,781	65,294

Costs and expenses
Cost of license fees	99	22	126	109
Cost of services	17,578	13,195	33,813	24,808
Research and development	9,892	6,981	17,491	14,148
Sales and marketing	11,879	11,633	23,192	23,022
General and administrative	5,120	3,095	9,049	6,428

Total costs and expenses	44,568	34,926	83,671	68,515

Pro forma loss from operations	(26,006)	(1,725)	(33,890)	(3,221)
Interest and other income (loss), net	(291)	(152)	(592)	(29)

Pro forma loss before income taxes	(26,297)	(1,877)	(34,482)	(3,250)
Provision for income taxes	697	(600)	162	(1,236)

Pro forma net loss	$(25,600)	$(2,477)	$(34,320)	$(4,486)

Items excluded from pro forma net loss
Stock option compensation charges	3,563	(23,749)	7,338	(30,839)
Amortization of acquired intangibles	(665)	(665)	(1,330)	(1,330)
Restructuring costs	361	—	(25)	—

GAAP net loss	$(22,341)	$(26,891)	$(28,337)	$(36,655)

Pro forma loss per share
Pro forma net loss per share	$(0.60)	$(0.07)	$(0.81)	$(0.12)

Shares used in computing pro forma net loss per share	42,533	36,102	42,362	35,908

GAAP loss per share
Basic and diluted net loss per share	$(0.53)	$(0.74)	$(0.67)	$(1.02)

Shares used in computing basic and diluted net loss per share	42,533	36,102	42,362	35,908

Condensed Consolidated Balance Sheets

(In thousands)

	July 30, 2004	January 30, 2004
Assets	(Unaudited)
Current assets
Cash and short-term investments	$69,717	$85,460
Accounts receivable, net	18,385	29,749
Deferred contract costs	1,717	103
Prepaid expenses and other current assets	3,562	3,926

Total current assets	93,381	119,238
Property and equipment, net	20,810	20,848
Purchased developed technology, net	665	1,995
Restricted long-term investments	14,019	13,164
Other assets	2,675	2,910

Total assets	$131,550	$158,155

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$9,212	$5,390
Accrued employee benefits	8,953	8,829
Current portion restructuring costs	8,884	9,193
Other accrued liabilities	12,474	12,870
Current portion of long-term debt	96	96
Deferred revenue	37,378	28,891

Total current liabilities	76,997	65,269
Long-term accrued restructuring costs	14,826	18,791
Long-term notes payable and other liabilities	1,554	1,564

Total liabilities	93,377	85,624

Stockholders' equity
Common stock	43	42
Additional paid-in capital	613,440	618,966
Accumulated other comprehensive income (loss)	(1,189)	(647)
Notes receivable from stockholders	(15)	(61)
Accumulated deficit	(574,106)	(545,769)

Total stockholders' equity	38,173	72,531

Total liabilities and stockholders' equity	$131,550	$158,155